Exhibit 99.1
NEWS RELEASE
RANGE PROVIDES OPERATIONS UPDATE
FORT WORTH, TEXAS, JULY 16, 2009...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. Second quarter production volumes averaged 434 Mmcfe per day, a 14% increase over the prior year and 4% higher than first quarter 2009. Second quarter production exceeded the Company’s guidance of 420 — 425 Mmcfe per day, due to better than expected drilling results in the Barnett and Marcellus Shale plays. Range has now posted 26 consecutive quarters of sequential production growth. Despite a significantly lower capital budget and the recent sale of its West Texas oil properties, Range currently anticipates that it will achieve double-digit production growth again in 2009.
Second quarter development expenditures of $110 million funded the drilling of 145 (95.8 net) wells and 6 (5.9 net) recompletions. A 100% success rate was achieved. For the first six months of 2009, 161 (102.9 net) wells have been successfully drilled and are now on production, while 84 (55.9 net) wells are currently in various stages of completion or waiting on pipeline connection. Currently, Range has 14 rigs in operation versus 30 this time last year.
During the second quarter, the Marcellus Shale division continued to make excellent progress. The technical team is continuing to delineate areas and de-risk its large land position. Marcellus Shale production is on plan and now exceeds 50 Mmcfe per day net and is expected to approach the higher end of the previously announced target of 80 — 100 Mmcfe per day net by year end. From inception, Range has drilled and completed 46 horizontal Marcellus Shale wells, of which 41 are on production. Twenty-four of the wells have been on production for no less than 120 days and some for as long as two years. Range currently estimates that these 24 wells have an average gross ultimate recovery of 4.4 Bcfe. All of these wells are located in southwest Pennsylvania, and our current cost to drill and complete from a multi-well pad site is $3.5 million per well. After adjusting for an average royalty of 15%, this results in finding and development costs, net to Range, of less than $1.00 per mcfe. At a $5.00 NYMEX gas price held flat, adjusted for basis differentials, these Marcellus wells generate a pre-tax rate-of-return of 50% (79% at $7.00 NYMEX). Range plans to drill approximately 70 horizontal wells in the Marcellus Shale play in 2009 with approximately 50 being completed prior to year end. The Marcellus division currently has three horizontal rigs operating, which is scheduled to increase to six rigs by year end. The build out of the Marcellus midstream infrastructure in southwest Pennsylvania is progressing as scheduled. By December 2009 or January 2010, gross processing capacity should be expanded to 200 Mmcf per day. An additional 120 Mmcf per day of processing capacity has been ordered for start-up in early 2011, increasing gross processing capacity to more than 300 Mmcf per day.
The Southwest division also delivered strong drilling results in the second quarter. For the quarter, Barnett production averaged 120 Mmcfe per day net. The division recently tested seven wells in Denton County for a combined rate of 17 Mmcfe per day. These wells are expected to be online by the end of the month. We also completed two wells in northeast Parker County, one of which recently came online at 7.6 Mmcfe per day and may be the best well to date in that county. Plans are to complete the 2009 drilling program in the Barnett with a two-rig program. Activity will continue to focus in the core of our acreage where we have achieved excellent results and expect finding and development costs to approximate $1.25 per mcfe for the second half of the year.
During the second quarter 2009, Range’s Appalachian division continued to focus on its key coal bed methane, shale and tight gas sand drilling projects in the Nora area of Virginia. During the quarter, Range drilled three horizontal Huron Shale wells and one horizontal Big Lime well. Year-to-date, 11 horizontal wells have been completed in the Huron Shale, and two horizontal wells have been completed in the Berea. We also completed the first horizontal well in Virginia in the Big Lime formation at 3,500 feet. For the horizontal wells that are currently on production, the initial production rates have averaged 1.0 Mmcf per day. In addition, during the second quarter of 2009, 61 coal bed methane and 19 vertical tight gas sand wells were drilled in the Nora field.
The Midcontinent Division expanded several key areas during the first half of 2009 to reach a new record net production rate of 57 Mmcfe per day. In the second quarter, a total of 10 (7.0 net) wells were drilled at a 100% success rate. For the St. Louis Lime play in the Texas Panhandle, 2 (0.8 net) wells were completed during the quarter with combined production rates of 3.6 (1.3 net) Mmcfe per day. A third well has been logged and is waiting on completion. A six-mile pipeline, expected to be completed in August, will allow further development of the field and expansion of the St. Louis play.
Range also announced that for the second quarter it will recognize exploration expense of approximately $11 million, including $6 million of seismic expenditures. The seismic was focused principally in the Barnett and Marcellus Shale plays. Given low current natural gas prices, Range has elected not to renew certain of its non-core Barnett Shale leases. As a result, Range will recognize a one-time, non-cash expense of $22 million in the second quarter. When combined with the quarterly provision for our unproved properties of approximately $20 million, total leasehold amortization and impairment for the second quarter will approximate $42 million. Oil and gas prices, after adjustment for hedging, are estimated to average $6.15 per mcfe for the second quarter. This compares to price realizations of $9.03 per mcfe for second quarter 2008 and $6.62 per mcfe for first quarter 2009. The Company currently has approximately 80% of its second half 2009 gas production hedged at an average floor price of $7.49 and an average cap price of $8.15. Range has also hedged 30% of its first half 2010 gas production at a $5.50 floor and a $7.41 cap and 7% of its second half 2010 gas production at a $5.50 floor and a $7.50 cap. Details of the hedge positions are posted on the Company’s home page of its website.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “Our second quarter production and drilling results were superb. Given the current low natural gas price environment, Range is only spending capital on drilling and leasehold projects where we are confident we are generating attractive rates of return. Our recent sale of non-core West Texas oil properties provides us with additional financial strength and flexibility. Our Barnett, Marcellus and Nora projects are extremely low cost and when combined with lower service costs, our capital efficiency is improving significantly over historical results. In particular, we have de-risked a significant portion of our Marcellus Shale leasehold, which we believe will result in Range developing a large-scale, repeatable play at finding costs of approximately $1.00 per mcfe and at extremely attractive returns of 50% or better. As a result, we are well-positioned to continue our strategy of consistently increasing production and reserves at a top quartile or better cost structure.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, anticipated cost reductions, anticipated rates of returns, the number of wells to be drilled, future realized prices, net unrisked reserve potential and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2009-20

Contact:	Rodney Waller, Senior Vice President
David Amend, Investor Relations Manager
Karen Giles, Corporate Communications Manager
(817) 870-2601
www.rangeresources.com